Exhibit 99.1

For Immediate Release	Contact: Bradford Nelson
President
Monday, March 19, 2018	Telephone: (303) 339-0500

Royal Hawaiian Orchards L.P. Announces Going Private Transaction

HILO, HI, March 19, 2018 – Royal Hawaiian Orchards, L.P. (the “Partnership”) (OTCQX: NNUTU) today announced that it is filing with the Securities and Exchange Commission (the”SEC”) a Schedule 13E-3 under Rule 13e-3 for a “going private transaction” and a Schedule 14C Information Statement. The Schedule 14C informs the limited partners that limited partners holding approximately 85% of the Partnership’s outstanding Class A Units have adopted resolutions by majority written consent in lieu of a meeting of limited partners approving amendments to the Partnership’s Amended and Restated Agreement of Limited Partnership, which, among other things, authorize the managing partner to effect pro rata splits and combinations of partnership interests, including reverse splits. The Schedule 14C further informs the limited partners that the managing partner has authorized a reverse split of our Class A Units on the basis of one post-split Unit for each 2000 pre-split Units. Following the reverse split, the Partnership expects to have less than 300 Unit holders of record and intends to deregister the Units with the SEC. Following deregistration, the Partnership will no longer be required to file periodic reports, including annual reports on Form 10-K and quarterly reports on Form 10-Q, with the SEC.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Forward-looking statements are all statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, such as statements regarding the reverse split, the number of record holders following the reverse split, the going private transaction and the deregistration of our Units. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Factors that could result in modification or abandonment of the proposed transactions include, without limitation: changes in our limited partnership base; a material change in our business or financial condition; litigation affecting our ability to proceed with the transactions; the risk factors discussed in Part I, Item 1A of our most recent Annual Report on Form 10-K; and those factors discussed from time to time in our press releases, public statements and documents filed or furnished with the U.S. Securities and Exchange Commission. Except as required by law, we disclaim any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

The Partnership is one of the leading growers and processors of macadamia nuts in the world, processing and marketing macadamia nuts in-shell and bulk kernel form.